Exhibit 99.1
For Immediate Release
Contact:
Debi Neary Ethridge
Vice President, Finance & Investor Relations
dethridge@lodgian.com
(404) 365-2719
John W. Allison Elected to Lodgian’s Board of Directors
     ATLANTA, Ga., August 20, 2008—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that John W. Allison has been elected to its board of directors.
     With more than 24 years of banking experience, Allison is the founder and has been chairman of the board of Home BancShares, a bank-holding company, (NASDAQ: HOMB) since 1998. He also serves on the Executive Committee and the Asset/Liability Committee of Home BancShares.
     Allison also served as chairman of First National Bank of Conway from 1983 to 1998, and as a director of First Commercial Corporation from 1985 until 1998. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets.
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Lodgian

     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently owns and manages a portfolio of 43 hotels with 7,921 rooms located in 23 states and Canada. Of the company’s 43-hotel portfolio, 23 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott), three are Hilton brands, and four are affiliated with nationally recognized franchisors including Starwood, Wyndham, and Carlson. One hotel is an independent, unbranded property, which is currently closed and held for sale. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.